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                                                                    EXHIBIT 2(b)


STOCK PURCHASE AGREEMENT dated 2 April 1999

among

CHARTER MEDICAL INTERNATIONAL, S.A., INC., a company incorporated in Nevada whose principal office is at 3414 Peachtree Road, NE Suite 1400, Atlanta, Georgia 30326, USA (the "Seller"),

MAGELLAN HEALTH SERVICES, INC. a company incorporated in Delaware whose principal office is at 3414 Peachtree Road, NE Suite 1400, Atlanta, Georgia 30326, USA ("Magellan"),

GROGRUNDEN 515 AB a company incorporated in Sweden with registered number [556561-0390] whose principal office is at c/o Investment AB Bure, Box 541440229 Gothenburg, Sweden (the "Buyer"),

and

INVESTMENT AB BURE a company incorporated in Sweden whose principal office is at PO Box 5419, 5-402 29, Goteborg, Sweden ("Bure")

concerning

SOCIETE ANONYME DE LA METAIRIE ("the Company").

RECITALS

This is the Swiss Sale Agreement referred to in the share purchase agreement of the same date (the "Charter Medical Agreement") made among Charter Medical International S.A., Inc., Magellan Health Services, Inc., Investment AB Bure and CMEL Holding Limited.

The Company, whose seat is at Avenue de Bois-Bougy 18, 1260 Nyon, Switzerland, is a Swiss company incorporated as a limited company with a fully paid-up share capital of CHF 300'000.- (three hundred thousand Swiss Francs) divided into 300 (three hundred) registered shares having a par value of CHF 1'000.- (one thousand) each.

The Seller is the beneficial owner of the entire share capital of the Company.

The Seller is willing to sell to the Buyer and the Buyer is willing to purchase from the Seller the entire share capital of the Company on the terms and conditions of this Agreement.

THE PARTIES AGREE AS FOLLOWS :

1.       Purchase and Sale of Shares

1.1.     Purchase and Sale

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         Upon the terms and subject to the conditions of this Agreement (the
         "Agreement"), the Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller the entire share capital of the Company of 300 (three hundred) registered shares having a par value of CHF 1'000.- each (one thousand Swiss Francs) (the "Sale Shares") free and clear of all liens, charges, pledges, security interests, encumbrances, restrictions and claims of any kind whatsoever including all rights to dividends or other distributions declared after the date of execution of this Agreement.

1.2.     Purchase Price

         The purchase price (the "Purchase Price") for the Sale Shares shall be US$23,364,000 together with an extension payment equal to interest on US$23,364,000 calculated at the rate of 2% per annum above the base rate from time to time of the Royal Bank of Scotland from 31 March 1999 to the Closing Date and subject to such increase or decrease (if any) as may be required pursuant to Schedule 1 of this Agreement.

2.       Conditions and Closing

2.1 The completion of the transaction contemplated herein (the "Closing") is conditional upon the simultaneous closing of the Charter Medical Agreement. In the event of any termination of the Charter Medical Agreement prior to Closing, this Agreement shall automatically terminate.

2.2.     Place and date

         Closing shall take place on the date and at the time and place at which the Closing occurs under the Charter Medical Agreement.

2.3.     Closing Documents

(a)      Upon Closing, the Seller shall deliver to the Buyer :

         (i) the certificates representing the Sale Shares duly endorsed in blank;

         (ii) a resolution of the Company's Board of Directors authorising the Buyer's registration in the Company's share register;

         (iii) the Company's share register, evidencing the registration of the Buyer as shareholder for the Sale Shares;

         (iv) unconditional and irrevocable resignation letters from the Company's board of directors, with effect as of the date of Closing, each containing a statement of the resigning director that he has been fully compensated for his services rendered to the Company and that he has no claim of whatever nature against the Company; and

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         (v)      a written confirmation as of the Closing of the accuracy of the Pension Fund Certificate attached as Exhibit A.

         (vi) a legal opinion of Bourgeois, Muller Pidoux & Associes in a form reasonably acceptable to the Buyer as to the non applicability of the statutes referred to in Clause 3.1.11.

         (vii) evidence, reasonably satisfactory to the Buyer, of the discharge of the two mortgages on the property owned by the Company registered in the extract of the Land Registry of Nyon.

(b) Upon Closing, the Buyer shall deliver to the Seller the Purchase Price in immediately available funds to a dollar account with a UK bank in London designated by the Seller not less than three days prior to the Closing Date.

2.4 The Buyer shall not be obliged to close the sale and purchase of the Sale Shares unless all requirements of clauses 2.1 and 2.3 are complied with.

3.       Representations and Warranties

3.1. The Buyer is entering into this Agreement in reliance upon the representations and warranties contained in this Clause 3. The Buyer confirms that it has no actual knowledge as of the date hereof of any matter which constitutes a breach of any representation or warranty of the Seller.

         The Seller makes the following representations and warranties to the Buyer as of the date of signature of this Agreement and the Seller warrants that the following representations and warranties shall be accurate on the date of Closing as if restated on such date.

         The Seller undertakes to disclose in writing to the Buyer anything which is a breach of any warranty immediately after it comes to the Seller's notice after Closing.

         3.1.1    Organisation of the Seller and Magellan

                  The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Magellan is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         3.1.2    Authority

                  Each of Magellan and the Seller has the requisite power and authority to sign this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly authorised, executed and delivered by each of Magellan and the Seller and constitutes a valid and binding obligation of each of Magellan and the Seller, enforceable in accordance with its terms.

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                  No consent is required to authorise the execution and
                  performance of this Agreement or the consummation of any of the transactions contemplated thereby.

         3.1.3    Organisation of the Company

                  The Company is a Swiss company duly incorporated, validly existing and in good standing under the laws of Switzerland. The extract from the Commercial Registry and the Articles of Association of the Company which are attached hereto as Exhibits B and C are true, correct and complete as of the date hereof.

         3.1.4    Consequences of Sale

                  The execution, delivery and performance of this Agreement will not (i) conflict with or violate any provision of the Articles of Association of the Company, or (ii) violate, conflict with or result in a breach of any provision of, or constitute a default under, or accelerate the performance of any agreement to which the Company is a party , or (iii) result in the creation of any lien, security interest, charge, claim or encumbrance upon any of the properties or assets of the Company, or (iv) conflict with, violate or result in a breach of any law, regulation, order, decree or writ applicable to the Company or to the Seller, or (v) violate any judgement, order, or award of any court, arbitrator or any governmental administrative or regulatory authority, or (vi) result in any present indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity, or (vii) entitle any person to receive from the Company any finder's fee brokerage or other commission.

         3.1.5    Capitalisation

                  (i) The issued share capital of the Company consists of 300 registered shares having a par value of CHF 1'000.- each;

                  (ii) All the Sale Shares and all the share certificates relating to the Sale Shares are duly and validly authorised and issued on 2 July 1985 and the Sale Shares are fully paid;

                  (iii) There are not any options, warrants, calls, rights of conversion, or other rights, commitments, agreements of any character to which the Seller or the Company is a party or by which any of them is bound, obligating the Seller or the Company to issue, deliver, sell or cause to be issued, delivered or sold, additional shares of the Company to extend or enter into any such option, warrant, call, right, commitment or agreement;

                  (iv) The Seller has good, legal, beneficial and valid title to the Sale Shares, free and clear of all liens, charges, security interests, claims and other encumbrances; and

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

                  (v) Since 30 September 1998, the Company has not declared any distributions to shareholders.

         3.1.6    Financial Statements

                  The Seller has previously delivered to the Buyer true and complete copies of the Company's audited financial statements (balance sheets and profit and loss statements, including the explanatory notes related thereto) as at 30 September, 1998, 1997, and 1996, which are attached hereto as Exhibit D (the "Financial Statements"). The Financial Statements have been prepared according to Swiss accounting principles.

                  The Financial Statements:

                  (i) gave a fair view of the assets, liabilities and state of affairs of the Company as at 30 September, 1998, 1997 and 1996 and of the profits and losses for the financial periods ended on these dates;

                  (ii) were prepared in accordance with all applicable accounting principles and practices generally accepted at the date of this Agreement in Switzerland and are true and accurate in all material aspects;

                  (iii)    complied with the requirements of Swiss law; and

                  (iv) include appropriate provision for bad and doubtful debts and for taxation on profits (whether of an income or capital nature) relating to any period on or before the date to which they relate.

                  As of 30 September, 1998, the Company had no liabilities or obligations of any nature which were required by Swiss generally accepted accounting principles to be disclosed in the Financial Statements other than those reflected in the 1998 Financial Statements (as defined in clause 3.1.9).

                  The accounts receivable shown on the balance sheet for the year ended 30 September, 1998 have been collected or are collectable in amounts which are consistent with the provision for bad debts made in such balance sheet. Each of such accounts receivable exists without setoff and is not subject of a pledge or assignment to secure debt.

         3.1.7    Absence of Change

                  Since 30 September, 1998, the Company has conducted its business in the ordinary course, consistent with prior practice, and since such date, there has not been any material adverse change in the business, assets, liabilities, financial condition or results of operations of the Company.

         3.1.8    Records and books

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                  The Company is in possession of all documents and records
                  required for the conduct of its activities.

                  All accounts, books, ledgers, and other financial records of the Company:

                  (i) have been properly maintained and contain accurate records of all material matters required to be entered in them by applicable law; and

                  (ii) correctly state, in all material respects, the matters which ought to appear in them consistently with past accounting practices of the Company.

                  The Company does not carry on businesses under names other than its corporate name.

         3.1.9    Assets

                  The Company has good, legal, beneficial and valid title to all assets reflected in the Financial Statements as at 30 September, 1998 (the "1998 Financial Statements") and all assets acquired since that date are free and clear of any lien, security interest and encumbrance not reflected in the 1998 Financial Statements. These assets allow the Company to conduct its business as currently conducted. All such assets which are capable of possession are in the possession of the Company.

                  The Company has not agreed to acquire any asset on terms that title in it does not pass until full payment is made.

         3.1.10   Intellectual property rights

                  The Company has no registered trademarks or trade names. The Company has used TRIMS software provided by arrangement with Magellan. The Company uses software pursuant to licences with third party licensors and the Company is not in default under any such licence which is material to the business of the Company. So far as the Seller is aware, the Company is not in breach of any intellectual property rights of any third party.

                  The Seller has disclosed to the Buyer its plans (the "Plans") designed to address the operational issues of the computers and computer systems used in connection with the Company's business (including software and hardware, referred to in this case as the "IT System") which are expected to arise in connection with the change in year from 1999 to 2000, including any related change in the field configuration containing date information within the IT System ("Y2K Matters").. The Seller has no reason to believe that if the Company continues to implement the Plans in the same manner as it has done prior to the date of this Agreement (and assuming no material change is made in the present IT System), there will be any material adverse effect on the Company's business resulting from Y2K Matters.

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                  The Company has complied with all data protection laws in
                  Switzerland in all material respects.

         3.1.11   Real estate

                  The Company legally and beneficially owns and has good title to a parcel of land registered with the Land Registry of Nyon under N(degree) 1174. This parcel of land has a surface of 81'640 sqm. The relevant extract from the Land Registry of Nyon, which is attached hereto as Exhibit E, is a true, correct and complete copy thereof.

                  Such real estate is free and clear of any lien, security interest and encumbrance not mentioned in such extract. There are no material agreements, instruments, rights or obligations relating to such real estate, including but not limited to, agreements to sell or lease such real estate, or rights of first refusal or occupation rights. The Seller is not aware of any encumbrances which would have any material adverse impact on the value or use of such real estate other than any which are disclosed in Exhibit E. There are no restrictions under any Swiss laws governing a transfer of land in Switzerland which would prevent the lawful transfer of such real estate and, in particular, the sale of the Sale Shares and the transfer of such real estate resulting therefrom, will not in any way be affected by the "LOI FEDERALE SUR L'ACQUISITION D'IMMEUBLES PAR DES PERSONNES A L'ETRANGER" or the "LOI FEDERALE SUR LE DROIT FONCIER RURAL". The Seller does not own any other real property other than that details of which are attached hereto as Exhibit E.

                  There has been no material breach of any regulations relating to the use of the real estate.

         3.1.12   No undisclosed liabilities

                  , Since30 September 1998, the Company has not incurred any material liability or obligation of any nature (absolute, accrued, contingent or otherwise) other than trade creditors payable in the ordinary course of business and has not entered into any material financial commitment, conditional or unconditional or actual which is material to the condition of the Company.

         3.1.13   Subsidiary and branch

                  The Company does not have any subsidiary or any branch in or outside Switzerland.

         3.1.14   Contracts

                  All contracts to which the Company is a party have been duly performed in all material respects.

                  Exhibit F contains a list of all material contracts entered into by the Company.

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                  The Company is not a party to any contract which can be
                  terminated or which would be breached in the event of any change in the ownership or control of the Company.

                  There has been disclosed to the Buyer full details of all discounts, overrides, rebates, allowances and other special terms or similar arrangements which are material to the business of the Company as a whole and offered or granted to the Company or by the Company in respect of hospitals, insurers or any other person obtained within the period of 12 months preceding the date of this Agreement.

                  So far as the Seller is aware not having made enquiry of suppliers or customers, no material supplier or customer of the Company has during the period of 12 months preceding the date of this Agreement indicated an intention to cease trading with or materially alter the terms, on which it trades with the Company.

         3.1.15   Related Party Contracts

                  Except for the purchase of shares of Magellan by the Company the particulars of which are set out in the Notes to the Financial Statements for the period ended 30 September 1997 and for the TRIMS Software referred to in Clause 3.1.10, the Company has not entered into any contract, arrangement or agreement through which the Seller derives any direct or indirect benefit.

                  Except as set out in the preceding paragraph, there will not be outstanding at Closing:

                  (i) any indebtedness or other liability (actual or contingent) owing by the Company to the Seller, any affiliate of the Seller, or any director or related person of the Seller, or owing to the Company by the Seller, any affiliate of the Seller, or by any director or any related person of the Seller; or

                  (ii) any guarantee or security for any such indebtedness or liability as aforesaid.

         3.1.16   Taxes

                  (i) All material tax returns or reports of the Company that are required to be filed by or with respect to the Company [ have been filed punctually;

                  (ii) So far as the Seller is aware, there is no dispute, or any facts or circumstances likely to give rise to any dispute, with any tax authority as regards either the liability to tax (whether actual or contingent and including the amount of any fine, penalty or interest) of the Company or the availability of any relief or right to repayment of tax to the Company.

                  (iii) The taxation affairs of the Company have not during the period of seven years prior to the date of this Agreement been the subject of any

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                           investigation or enquiry by any tax authority (other
                           than routine questions), the Company has not received notice from any tax authority that it intends to investigate the taxation affairs of the Company and so far as the Seller is aware there are no circumstances which are likely to give rise to any such investigation.

                  (iv) no taxing authority is now asserting any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith); and

                  (v) to the extent taxes relate to any period prior to Closing such taxes have either been paid or full provision has been made for them in the 1998 Financial Statements.

                           For the purposes of this Agreement, the term "taxes" shall mean all income, profits, capital gains, withholding taxes, stamp duties and other taxes relating to the Company levied by any national, cantonal, municipal or foreign taxing authority, together with any interest and any penalty imposed by any such taxing authority with respect thereto.

                           To the knowledge of the Seller, there are no facts or circumstances existing or having arisen prior to to the date of this Agreement which have or may lead to a reassessment of taxes by any taxing authority.

         3.1.17   Employment matters

                  (i) There is no collective bargaining agreement to which the Company is a party or by which it is bound, or which is currently negotiated.

                  (ii) Exhibit G contains an exhaustive list as of 30 March, 1999 of all employment contracts and details thereof entered into by the Company which are still in effect. There have been no material changes to such contracts or any additional contracts with employees other than as set out in Exhibit G.

                  (iii) Since 30 September, 1998, no material change has been made in the rate of remuneration or pension benefits of any officer or executive of the Company.

                  (iv) There are no outstanding pay negotiations in connection with any of the Company's employees and the Company is not obliged to increase the amount payable to its directors and employees by more than 5% since 30 September 1998.

                  (v) There are no amounts owing to present or former directors or employees other than for one months arrears of remuneration accrued or due or for reimbursement of business expenses incurred within three months of the date hereof.

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                  (vi)     To the knowledge of the Seller, no employee of the
                           Company nor the Company is in breach of any material terms of an employee's employment agreement.

                  (vii) All employee vacation entitlement (other than one months entitlement accruing to Ms Sylvie Francey) has been or will have been taken as of Closing or will be provided for in the Closing balance sheet.

         3.1.18   Swiss Social Security

                  (i) Any and all returns and reports related to Social Security Contributions that are required to be filed by or with respect to the Company prior to the Closing have been punctually and properly filed;

                  (ii) the Company has paid in full any and all Social Security Contributions as and when due;

                  (iii) no competent Swiss social security authority is now asserting any deficiency or claim for additional Social Security Contributions (or interests thereon or penalties in connection therewith); and

                  (iv) any and all Social Security Contributions which (although not due) have accrued on the basis of the salaries to be paid until the Closing, have been or will be fully provided for in the Closing Accounts.

                           For the purpose of this Agreement, the term "Social Security Contributions" shall mean the mandatory contributions to the old-age pension insurance scheme
                           (AVS), invalidity insurance (AI), loss of salary insurance (allocations pour perte de gain) and unemployment insurance (assurance-chomage), together with any interest or any penalty imposed by any Social Security Authority with respect thereto.

                  (v) The agreement concerning the employee pension fund of the Company and the regulations relating thereto are attached as Exhibit H (the "Pension Fund"). The Company has complied with all its obligations under the Pension Fund and specifically has paid or will pay (or made or will make provision for) all contributions required prior to Closing as stipulated by the regulations of the Pension Fund.

                           Performance of these obligations is reflected in the Pension Fund Certificate attached hereto as Exhibit
                           A. Upon Closing, the Seller shall deliver to the Buyer a confirmation of the Pension Fund that the statement contained in such Pension Fund Certificate is still accurate and truthful as of the Closing. To the knowledge of the Seller, all payments required by Winterthur - Columna Foundation LPP to be made to fund the Pension Fund have been made. The Company is not required to contribute to any pension fund other than the Pension Fund.

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         3.1.19   Insurance

                  The Company currently has in effect the insurance policies listed on Exhibit I, copies of which have previously been provided to the Buyer (the "Policies"). The Company is not in any respect in material breach of the terms of any Policies. Except in connection with claims made by Mr Buss, Mr Dubuis, Mrs Rime and Mrs Sharifi (as disclosed in Exhibit J), there are no claims currently outstanding under such Policies.

                  The Seller has maintained adequate insurance cover against risks normally insured against by companies carrying on a similar business and has maintained all insurance required by law.

                  The Company has not done or omitted to do anything which might result in an increase in the premium payable under any insurance policy of the Company.

         3.1.20   Compliance with applicable law

                  The Company holds all licenses and authorisations (referred to in this warranty as "Authorisations") necessary for the conduct of its business and all conditions applicable to any Authorisations have been and are being complied with in all material aspects. There are no facts or circumstances known to the Seller indicating that the Company is not conducting its business in material compliance with all applicable laws and regulations. The Company is registered with the appropriate health authorities in accordance with the provisions of all applicable laws and regulations.

                  Each Authorisation is in force and subject only to requirements that have been satisfied (and nothing more remains to be done under these requirements). There is no indication that any Authorisation might be revoked, suspended, cancelled, varied or not renewed. No Authorisation and no condition to which any Authorisation is subject is personal to the Seller.

                  Each action required for the renewal or extension of each Authorisation has been taken.

                  No Authorisation will be revoked, suspended, cancelled, varied or not renewed as a result of the execution or performance of this Agreement.

                  The Licence pursuant to which the Company is authorised to manage a hospital in Nyon is set out in Exhibit K.

         3.1.21   Consent

                  No consent, waiver, approval, authorisation, exemption, registration, license or declaration is required to be made or obtained by the Seller in connection with (i)

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                  the execution, delivery or performance of this Agreement or
                  (ii) the consummation of any of the transactions provided for hereby.

         3.1.22   Environmental matters

                  The Company complies and has at all times complied with all applicable environmental laws and regulations in all material respects and has obtained and is in compliance in all material respects with all permits, licenses and other authorisations required under any such environmental laws and regulations in the conduct of its business. So far as the Seller is aware, there are no damages, fines or other liabilities threatened, due or owing by the Company as a result of past or present failure to comply with such environmental laws and regulations.

                  So far as the Seller is aware, there are no facts or circumstances existing or having arisen prior to Closing which constitute a material breach of any applicable environmental laws and regulations.

         3.1.23   Legal proceedings

                  Except for the litigation described in Exhibit J, there is no dispute, claim, action, arbitration, proceedings or investigations by any person or by or before any governmental authority or regulatory agency, court, or arbitral body, by or against the Company pending or, to the knowledge of the Seller threatened against the Company or any of the Company's employees for whose actions it is responsible which would result in a liability of the Company in excess of CHF10,000 or would have a material adverse effect on the liabilities, operations or financial condition of the Company.

                  As of the date hereof, no order has been made, petition presented, resolution passed or meeting convened for the winding-up of the Company, nor has any distress, execution or other process been levied against the Company or action taken to repossess goods in the Company's possession. The Company is not subject to enforcement proceedings under the LOI
                  FEDERALE SUR LA POURSUITE POUR DETTES ET LA
                  FAILLITE.

                  As of the date hereof, no receiver (including an administrative receiver or receiver and/or manager), or administrator has been appointed of the whole or any part of the assets or undertakings of the Company, and the Seller is not aware of any circumstances likely to give rise to the appointment of any such receiver or administrator. No petition has been presented for an administration order in respect of the Company.

         3.1.24   Equipment

                  All supplies, machinery and equipment of the Company are in reasonable operating condition (fair wear and tear excepted and having regard to its age) and conform in all material respects with all applicable laws, ordinances and regulations.

         3.1.25 Minutes of general meetings of shareholders and board of directors meetings

                  True, correct and complete copies of the minutes of all general meetings of shareholders of the Company for the period commencing January 1984 to the Closing are available at the seat of the Company.

3.2.     Representations and warranties of the Buyer

         The Buyer represents and warrants to the Seller as follows:

         a) it is entitled to purchase the Sale Shares on the terms of this Agreement without the consent of any third party;

         b) it has full power to enter into and perform this Agreement, and such documents will, when executed, constitute binding obligations of the Buyer in accordance with its terms subject to the operation of law as regards the availability of equitable remedies and matters of public policy and the application of the relevant statutory provisions, including those regarding limitation periods, insolvency and competition matters.

3.3.     Definition of Knowledge

         Where any representation or warranty is qualified by reference to the knowledge of the Seller or the Company, such representation or warranty shall be deemed to be given to the best of the knowledge, information and belief of the Seller or the Company as the Seller or the Company would have obtained after making reasonable inquiries of Olivier Bourgeois and Sylvie Francey.

3.4      In the event that prior to the Closing Date

         (i) there occurs any act or omission which would constitute a breach of any of the Warranties (whether or not such breach is material) or which would make any of the Warranties inaccurate or misleading and such act or omission becomes known to the Buyer, or

         (ii) it becomes apparent that the Seller is in breach of any of the Warranties (whether or not such breach is material.

         the Buyer shall not be entitled to rescind this Agreement and shall proceed to Closing but without prejudice to its rights to claim for breach of the Warranties.

4.       Covenants

4.1      Conduct of the business prior to Closing

         4.1.1 The Seller undertakes to the Buyer that between the date of this Agreement and Closing:-

                  a) no increase shall be made in the authorised, allotted or issued share capital of the Company;

                  b) no option, right of conversion, or right of pre-emption shall be offered or granted by the Company over the whole or any part of its share capital whether issued or unissued; and

                  c) no dividends or other distributions shall be declared, made or paid by the Company.

         4.1.2 The Seller further undertakes to the Buyer that between the date of this Agreement and Closing (save with the previous written consent of the Buyer):-

                  a) the business of the Company shall be carried on in the ordinary course;

                  b) the Company shall take all reasonable steps to preserve and protect its business and assets; and

                  c) all existing insurance policies relating to the Company shall be maintained in full force and effect and shall not be allowed to lapse, expire or be forfeited or otherwise terminated.

                  d) no encumbrance (other than liens arising in the ordinary course of business) shall be created or extended over any of the Company's assets;

                  e) no capital commitment with an individual contract value in excess of CHF 24,000 shall be entered into by the Company except in the ordinary course of business;

                  f) the Company shall not dispose of or grant or agree to dispose of or grant any option in respect of any assets valued in excess of CHF 24,000 except in the ordinary course of business;

                  g) the Company shall not enter into, amend or terminate any individual contract or commitment which involves payments in excess of CHF 24,000 except in the ordinary course of business;

                  h) the Company shall not increase the compensation or benefits paid or to become payable to any of its officers or employees or agreed to do the same;

                  i) the Company shall not appoint or terminate the employment of or make any material variation to the terms of employment of any director or senior employee;

                  j) the Company shall not make or propose a material change to any benefit of any kind which is payable on a person's retirement, death or disability to or in respect of any of the directors or employees or to any pension scheme (other than a change required by law) or, without limiting the foregoing, carry out any action in relation to any scheme other than in the ordinary course of operating such scheme;

                  k) no amendment shall be made to the Company's articles of association and no resolutions which are inconsistent with the Company's articles of association shall be made or proposed;

                  l) no change shall be made in the date to which the Company's audited financial statements are prepared;

                  m) the Company shall not initiate, compromise or settle any litigation, arbitration or mediation proceedings other than debt collection conducted in the ordinary course of business;

                  n) the Company shall not make any commitment to do any of the foregoing provided that the Seller shall not be in breach of any provisions contained in this clause 4.12 where the intention of the Company to carry out any action which would otherwise place the Seller in breach of this clause 4.12 has already been disclosed to the Buyer in writing on the date of this Agreement.

         4.1.3 The Seller shall procure the Company to cancel the Company Stock Certificate No. 3 for one share and reissue a new and valid Share Certificate for one share prior to Closing.

4.2      Restrictive Covenant

         4.2.1 For the purpose of assuring to the Buyer the full benefit of the Company and in consideration for the Buyer agreeing to buy the Sale Shares on the terms of this Agreement, each of the Seller and Magellan, (referred to together in this Clause as the "Covenantors") undertake to the Buyer that, except as provided below, they will not, and will procure that no subsidiary of the Seller or Magellan will, without the prior written consent of the Buyer, whether directly or indirectly, at any time within three years following Closing within Denmark, Finland, Germany, Norway, Poland, Sweden, Switzerland and the United Kingdom ("Restricted Territory"), whether alone or in conjunction with, or on behalf of, any other person and whether as principal, shareholder (other than solely as an investor with no management function or controlling influence of the Company in question), agent, consultant, partner or otherwise, construct, own, lease, operate or manage, any of:
                  (i) an acute care psychiatric hospital, (ii) an acute care psychiatric unit as part of an acute care general hospital,
                  (iii) a psychiatric residential
                  treatment center, (iv) a part of a facility operating a psychiatric residential treatment center, (v) any facility providing 24-hour psychiatric healthcare (vi) a psychiatric daycare facility or (vii) any facility providing psychiatric outpatient services (a "Competitive Business") provided, however, that Magellan and the Seller, and the Subsidiaries of Magellan and the Seller, may provide psychiatric outpatient services required by or in connection with a contract to provide utilisation management, network management, care management and employee assistance programme services not involving the transfer of intellectual property or know how to any of the Company's competitors in the United Kingdom or Switzerland provided that if any outpatient services are to be provided within Switzerland, Magellan or any of the subsidiaries shall use its reasonable endeavours to offer the Buyer the opportunity to provide such outpatient services substantially the same terms that Magellan or its relevant subsidiary would be providing such services PROVIDED FURTHER, that if the Buyer declined to provide such services pursuant to any offer, then Magellan would be permitted to provide such services (collectively "Managed Contract Services") for and on behalf of a healthcare plan or entity (including self-assured plans). Magellan agrees that neither it nor its subsidiaries shall contribute capital to CBHS for the purpose of operating or owning a Competitive Business in the Restricted Territory.

         4.2.2 Each of the Covenantors undertake to the Buyer that they will not, and they will procure that no Subsidiary of the Covenantors will, for a period of three years immediately following Closing, solicit or endeavour to solicit away from the Company any person employed by, or who is a consultant to, the Company at Closing.

         4.2.3 The Covenantors acknowledge that each of them has information in respect of the business and financing of the Company and its dealings, transactions, affairs, plans and proposals, all of which information is, or may be, secret or confidential and important to the Company. In this Clause 4, "Confidential Information" means information, other than information referred to in Clause 4.2.4, relating to the Company's finances, prices, business plans, marketing plans, development plans, manpower plans, sales targets, sales statistics, customers lists, customer relationships, suppliers lists, sales statistics, survey reports and market share data. The Covenantors further acknowledge that the disclosure of Confidential Information (whether directly or indirectly) to actual or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage (whether financial or otherwise) to its business. Each of the Covenantors accordingly agrees to enter into the restrictions contained in Clause 4.2.5.

         4.2.4 For the avoidance of doubt nothing contained in this Agreement shall prevent Magellan or any of its Subsidiaries from licensing to third parties for use in jurisdictions other than Switzerland and the United Kingdom an operating system referred to as the "Charter System", which is presently licensed by a Magellan Subsidiary to third parties.

         4.2.5 Each of the Covenantors undertakes that they will not, and will procure that none of their Affiliates (as used herein "affiliate" or "Affiliate" shall have the meaning ascribed to "Affiliate" in the Charter Medical Agreement) will, at any time during the said three year period after Closing:

                  4.2.5.1 disclose Confidential Information to any person except (i) to their professional advisors or officers or employees and, in each case, whose province it is to know the same, (ii) to those authorised by the Company to know; or (iii) insofar as they are compelled by law or competent authority so to do;

                  4.2.5.2 use Confidential Information for their own purposes or for any purpose other than those of the Company; or

                  4.2.5.3 through any failure to exercise all due care and diligence, cause or permit any unauthorised disclosure of any Confidential Information of the Company;

                  provided that these restrictions on the Covenantors will cease to apply to information which (otherwise than through the default of the Seller or Magellan) becomes available to the public generally.

         4.2.6 The parties agree that each of the undertakings set out in this Clause 4 is separate, severable and enforceable. Accordingly, if any one or more of such undertakings or part of any undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind the Covenantors.

         4.2.7 Nothing in this Clause 4 shall prevent Magellan or its affiliates from acquiring the whole or any part of a body corporate or business or any direct or indirect interest in the whole or any part of a body corporate or business, the acquisition, holding or carrying on of which would otherwise amount to a breach of this Clause 4, except where more than 10% of the turnover of the business of the body corporate or business directly or indirectly acquired in the 12 months prior to such acquisition consists of any of the Competitive Business referred to in Clause 4.2.1, in which case Magellan or its affiliates shall use reasonable efforts to dispose of that part of the business which, but for this provision, would cause it to be a breach of this Clause 4 as soon as reasonably practicable.

4.3      Tax

         The following provisions shall govern the allocation of responsibility between the Buyer and the Seller for certain tax matters following the Closing Date:

         (a) The Seller shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company for all periods ending on or prior to the Closing Date, including tax returns which are required to be filed after the Closing Date. Such tax returns shall be prepared in accordance with the Company's past custom and practice. In preparing the Company's tax returns, the Seller shall consult with the Buyer in good faith and shall provide the Buyer with drafts of such tax returns (together with the relevant back-up information) for review at least ten days prior to filing. After the Closing, the Buyer shall not prepare or cause to be prepared to file or cause to be filed any tax return for the Company for any period ending on or prior to the Closing Date without the prior written consent of the Seller.

         (b) The Buyer shall prepare or cause to be prepared and file or cause to be filed any tax returns of the Company for the tax periods which end after the Closing Date, including tax returns for the tax periods that begin before the Closing Date. Such tax returns shall be prepared in accordance with the Company's past custom and practice. In preparing such tax returns, the Buyer shall consult with the Seller in good faith and shall provide the Seller with drafts of such tax returns (together with the relevant back-up information) for review at least ten days prior to filing.

         (c) The Buyer and the Seller shall co-operate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Clause 4.3 and any audit, litigation, or other proceeding with respect to taxes. Such co-operation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller agree (A) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer or the Seller, as the case may be, shall allow the other party to take possession of such books and records to the extent they would otherwise be destroyed or discarded.

         (d) the Buyer and the Seller further agree, upon request to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other such person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including taxes with respect to the transactions contemplated hereby).

         (e) All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

         (f) All taxes relating to any period prior to 31 March 1999shall be paid by the Seller. With respect to any such taxes which have not been paid prior to31 March 1999, the Company has made a full accrual in respect of them in the Closing Accounts. The Seller undertakes to hold the Buyer harmless and indemnify it from and against any taxes payable with respect to any period prior to 30 September, 1998 to the extent to which such taxes have not been paid or full provision has not been made for them in the 1998 Financial Statements.

         (g) If in respect of or in connection with any breach of any of the warranties or any facts or matters warranted not being true any amount payable to the Buyer by the Seller (or by Magellan under the guarantee set out in Clause 6 is subject to taxation, such amounts shall be increased to such extent as may be necessary to procure that the net amount received by the Buyer is equal to the full amount payable to the Buyer under this Agreement.

5.       Indemnification

5.1      Indemnification of the Buyer

         5.1.1 Subject to the limitations set forth in this Agreement, the Seller hereby agrees to indemnify and hold harmless the Buyer from and against any losses, damages, liabilities, obligations, claims, judgements, costs and expenses including, without limitation, reasonable attorneys' fees properly incurred by the Buyer by reason, or resulting from a breach of the Seller's representations and warranties or covenants hereof.

         5.1.2 In addition, the Seller covenants with the Buyer that it will pay to the Buyer an amount equal to the amount necessary to indemnify the Buyer and the Company from and against all actions, proceedings, claims, demands and reasonable costs and expenses which may be suffered or incurred by the Buyer or the Company arising out of or in respect of any claims, legal action, proceedings, suit, litigation, prosecution, investigation, enquiry or arbitration involving the Company and relating to claims made by Mr Buss, Mr Dubuis, Mrs Rime and Mrs Sharifi (Exhibit J).

5.2      Limitations on Liability of Seller

         The parties agree that Article 201 of the Swiss Code of Obligations is not applicable to any claim arising out of or in connection with this Agreement.

         (i) The aggregate liability of the Seller in respect of all claims ("Relevant Claims") for damages, for breach of the representations and warranties in this Agreement other than those set out in Clause 4.3(f) and 5.1.2 together with all Relevant Claims (as defined in the Charter Medical Agreement) shall not exceed the aggregate amount of the consideration payable in respect of the sale of the Shares pursuant to this Agreement, the sale of the Shares (as defined in the Charter

                  Medical Agreement) pursuant to the Charter Medical Agreement and the Sale of the Charter St Louis Property (as defined in the Charter Medical Agreement) as set forth in Clause 3.1 of the Charter Medical Agreement.

         (ii) The Seller will be under no liability to make any payment in respect of any liability pursuant to a Relevant Claim unless and to the extent the amount of its liability in respect of any such Relevant Claim is, when aggregated with the Seller's liability in respect of any other Relevant Claim, Relevant Claims (as defined in the Charter Medical Agreement) and claims in respect of the breach of any warranty in the Charter Medical Agreement assigned to the purchaser of the Charter St Louis Property or which would have been made but for the provisions of this Clause 5.2(ii), in excess of US$500,000.

         (iii) The Seller will be under no liability in respect of any Relevant Claim, where the amounts for which the Seller would be liable under such Relevant Claim is less than US$45,000 and the amount of such Relevant Claim shall be disregarded for the purposes of aggregation of Relevant Claims pursuant to Clause 5.2(ii) provided that, for the purposes of this Clause 5.2(iii), any Relevant Claims arising out of the same event, act, default or omission or any sequence of related events, acts, defaults or omissions shall be aggregated together.

         (iv) The limitations contained in this Clause 5.2 shall not apply in case of fraud or gross negligence by the Seller.

         (v) The Buyer agrees with the Seller that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which give rise to one or more Relevant Claim.

         (vi) The Seller shall not be liable in respect of a Relevant Claim unless written notice containing, so far as reasonably practicable, details of the Relevant Claim is served on the
                  Seller:

                  (a) in respect of any Relevant Claim relating to a breach of the warranties set out in Clause 3 other than those referred to in Sub-clauses (ii) and (iii) of this Clause on or before the date which is 2 years after Closing; or

                  (b) in respect of any Relevant Claim relating to a breach of the warranties set out in Clause 3.1.22 (Environmental matters) on or before the tenth anniversary of the Closing Date; or

                  (c) in respect of a claim under Clause 4.3(f), on or before the date being five years and one month from 30 September 1998;

         (vii)    The Seller shall not be liable in respect of a Relevant Claim:

                  (a) which would not have arisen but for an act, omission or transaction carried out after the date of the Agreement by the Buyer or the Company, their respective directors, employees or agents or successors in title;

                  (b) to the extent that it relates to any loss which is recovered under any policy of insurance effected by or for the Company, the Buyer agrees that it will, and will cause the Company to, use its best efforts to successfully claim under such policy; provided always that the Buyer shall not be prejudiced or prohibited from bringing any claim against the Seller under the terms of Clause 3 if recovery has not been successfully made or is still being pursued within 30 days prior to the expiration of the relevant periods provided for within Clause 5.2. In the event that the claim is successfully made against the Seller, then the Buyer shall or shall cause the Company to continue to seek recovery as aforesaid and in the event of any subsequent recovery under any such policy of insurance, the Buyer shall reimburse the Seller with the amounts recovered under such policy (after deduction of all proper costs and expenses (not otherwise reimbursed) incurred by the Buyer or the Company in relation to such recovery), up to the amount previously received from the Seller,;

                  (c) to the extent that allowance, provision or reserve has been made for such fact, matter, event or circumstance in the 1998 Financial Statements or the Closing Accounts or to the extent that payment or discharge of the relevant matter has been taken into account therein or to the extent that such matter was specifically referred to in the notes to the 1998 Financial Statements or the Closing Accounts; or

                  (d) to the extent that such Relevant Claim is attributable to, or such Relevant Claim is increased as a result of, any legislation not in force at the date hereof or to any change of law, regulation, directive, requirement or administrative practice or any change in rates of tax, which in each case is not in force at the date hereof.

         (viii) If the Seller pays to the Buyer or the Company an amount in respect of any Relevant Claim or a claim under Clause 4.3(f) or 5.1.2 and the Buyer or the Company subsequently recovers a sum or credit which is referable to that Relevant Claim or claims under Clause 4.3(f) or 5.1.2 the Buyer shall (or, as the case may be, shall procure that the Company shall) promptly repay to the Seller an amount equal to the lesser of
                  (i) the amount or value of such benefit recovered less any reasonable costs, fees and expenses incurred by the Company or the Buyer in connection with the recovery (and not otherwise reimbursed) or (ii) the total amount paid by the Seller in respect of that Relevant Claim.

         (ix) Any payment made by the Seller in respect of any Relevant Claim or a claim under Clause 4.3(f) or 5.1.2 shall be deemed a reduction in the consideration paid by Buyer hereunder.

         (x) Upon any Relevant Claim being made, or notification from the Buyer to the Seller pursuant to this article of any third party claim, potential claim, matter or event which might lead to a Relevant Claim being made, the Buyer shall, and shall co-operate to cause the Company to:

                  (a) make available to accountants and other professional advisers appointed by the Seller such access to the personnel of the Company and to any relevant records and information as the Seller reasonably requests in connection with such Relevant Claim or third party claim, potential claim, matter or event; and

                  (b) use best efforts to cause the auditors (both past and then current) of the Company to make available their audit working papers in respect of audits of the Company's accounts for any relevant accounting period in connection with such Relevant Claim, matter or event. Such access shall be required only at reasonable times and on reasonable notice.

         (xi) If the Buyer becomes aware of any third party claim, potential claim, matter or event hereafter (a "third party claim") which might lead to a Relevant Claim or a claim under 4.3(f) or
                  5.1.2 being made, the Buyer:

                  (a) shall cause notice of such third party claim to be given promptly to the Seller;

                  (b) shall not make (or, as appropriate, shall co-operate to ensure that the Company shall not make) any admission of liability, agreement or compromise with any person, body or authority in relation to any such third party claim UNTIL THE EXPIRATION OF TEN BUSINESS DAYS ("NOTICE PERIOD") FROM THE DATE OF SERVICE ON THE SELLER OF THE NOTICE REFERRED TO IN CLAUSE 5.2(XI)(A). The Buyer shall not take any action specified in the prior sentence if so instructed by the Seller in writing during the Notice Period (subject to it being indemnified to its reasonable satisfaction against all reasonable out of pocket expenses incurred by it or the Company;

                  (c) (subject to it being fully indemnified to its reasonable satisfaction by the Seller against all reasonable out of pocket expenses incurred by it or the Company) shall take (or, as appropriate, shall co-operate to cause the Company to take) such action as the Seller may reasonably request in writing to avoid, dispute, resist, appeal, compromise or defend such third party claim or any adjudication in respect of that third party claim; and

                  (d) (subject to it being indemnified to its reasonable satisfaction against all reasonable out of pocket expenses incurred by it or the Company) if so required by the Seller in writing, shall ensure (or, as appropriate, shall co-operate to cause the Company to ensure), at the request in writing of the Seller, that the Seller is placed in a position to take on or take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the third party claim in question and provide (or, as appropriate, co-operate to cause the Company to provide) such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of such proceedings and/or negotiations.

         (xii) A breach of any representation or warranty contained in Clause 3 which is capable of remedy shall not entitle the Buyer to compensation except to the extent that:

                  (a)      the Seller is given written notice of such breach;
                           and

                  (b) such breach is not remedied within 30 days after the date on which such notice is served on the Seller.

         (xiii) The Seller shall not be liable to satisfy any Relevant Claim which shall be made after the Company shall cease to be a subsidiary company of the Buyer or any holding company or subsidiary of the Buyer or any subsidiary of a holding company of the Buyer ("Buyer Affiliate").

         (xiv) Where the Company or the Buyer is entitled to recover from some other person any sum in respect of any liability, loss or damage which is the subject of a Relevant Claim against the Seller or for which such a Relevant Claim could be made (and whether before or after the Seller has made payment hereunder), the Buyer shall (or, shall ensure that the Company shall):

                  (a) promptly notify the Seller and provide such information as the Seller may reasonably require relating to such liability or dispute and the steps taken or to be taken by the Buyer or the Company in connection with it;

                  (b) if so required by the Seller (subject to the Buyer being fully indemnified to its reasonable satisfaction by the Seller against all reasonable out of pocket costs and expenses incurred by the Buyer or the Company) and before seeking to recover any amount from the Seller under this Agreement, first take all steps (whether by way of a claim against its insurers or otherwise, including but without limitation proceedings) as the Seller may reasonably require to enforce such recovery; and

                  (c) keep the Seller informed of the progress of any action taken and thereafter any claim against the Seller shall be limited (in addition to the limitations on the liability of the Seller referred to in this Agreement) to the amount by which the loss or damage suffered by the Buyer as a result of such breach shall exceed the amount so recovered.

         (xv) Without limiting the rights of the Buyer or its ability to claim damages on any other basis under this Agreement, if any of the warranties set out in Clause 3.1.22 is untrue by reason of the Company having committed a breach or non-observance of any environmental laws, the Seller shall pay to the Buyer an amount equal to all liabilities incurred by the Company as a consequence of the breach of such environmental laws including, without limitation, the cost of all reasonable and appropriate remedial works required to be carried out at the relevant property to procure compliance with such environmental laws; provided any damage claim provided in this Clause (xv) shall be deemed a Relevant Claim for all purposes including for purposes of Clause 5.2.

5.4      Currency Conversion

         For the purposes of this Agreement, where any sum, or in particular but without limitation, any liability under the representations and warranties, is expressed to be in any currency other than US dollars, such sum shall be converted into US dollars at the Market Rate. "Market Rate" means the mid market rate for the relevant currency at 4.00 pm on the weekday (other than a Saturday) when banks are open for a full range of banking transactions in Switzerland ("Business Day") preceding the date upon which either such sum is due and payable, or where such sum relates to a claim under this Agreement, the Business Day preceding the date upon which notice of such claim is served by the Buyer upon the Seller in accordance with the provisions of Clause 5.2., as evidenced by a list of currencies provided by the Union Bank of Switzerland.

5.5      Indemnification of the Seller

         The Buyer hereby agrees to indemnify and hold harmless the Seller from and against any losses, damages, liabilities, obligations, claims, judgments, costs and expenses, including without limitation, reasonable attorneys' fees incurred by Seller by reason or resulting from a breach of the Buyer's representations and warranties or covenants herein.

6.       Guarantee and Indemnity by Magellan

6.1 Magellan hereby unconditionally and irrevocably guarantees to the Buyer the due and punctual performance and observance by the Seller of all its obligations under or pursuant to this Agreement arising after Closing (the "Magellan Guaranteed Obligations") and agrees to indemnify the Buyer against all loss, damage, costs and expenses which the Buyer may suffer through or arising from any breach by the Seller of its obligations under or pursuant to this Agreement. The liability of Magellan under this Agreement shall not be released or diminished by any variation of the terms of this Agreement (agreed by Magellan), any forbearance, neglect or delay in seeking performance of the obligations imposed under this Agreement or any granting of time for such performance.

6.2 If and whenever the Seller defaults for any reason whatsoever in the performance of any of the Magellan Guaranteed Obligations, Magellan shall upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in relation to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Buyer as it would have received if such obligation or liability had been duly performed and satisfied by the Seller.

6.3 The guarantee set out in this Clause 6 is to be a continuing guarantee and accordingly is to remain in force until all or any of the obligations of the Seller arising after Closing, shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Buyer may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings and warranties of the Seller under or in connection with this Agreement or any other agreement pursuant to this Agreement.

6.4 As a separate and independent stipulation Magellan agrees that any of the Magellan Guaranteed Obligations (including, without limitation, any moneys expressed to be payable under this Agreement which may not be enforceable against or recoverable from the Seller by reason of any legal limitation, disability or incapacity on the Seller or any other fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from Magellan as though the same had been incurred by Magellan and Magellan was the sole or principal obligor in respect thereof.

7.       Guarantee and Indemnity by Bure

7.1 Bure hereby unconditionally and irrevocably guarantees to the Seller the due and punctual performance and observance by the Buyer of all its obligations under or pursuant to clauses 1.1 (sale of shares), 2.3(b) (payment of Consideration) and 3.2 (Buyer's warranties) (such provisions being referred to in this clause as the "Guaranteed Obligations") and agrees to indemnify the Seller against all loss, damage, costs and expenses which the Seller may suffer through or arising from any breach by the Buyer of its obligations under or pursuant to the Guaranteed Obligations. The liability of Bure under this Agreement shall not be released or diminished by any variation of the terms of this Agreement (if agreed to by Bure), any forbearance, neglect or delay in seeking performance of the obligations imposed under this Agreement or any granting of time for such performance.

7.2 If and whenever the Buyer defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, Bure shall upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Seller as it would have received if such obligation or liability had been duly performed and satisfied by the Buyer.

7.3 The guarantee set out in this Clause 7 is to be a continuing guarantee and accordingly is to remain in force until all of the Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Seller may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings and warranties of the Buyer under or in connection with this Agreement or any other agreement entered into pursuant to this Agreement.

7.4 As a separate and independent stipulation, Bure agrees that any of the Guaranteed Obligations (including, without limitation, any moneys expressed to be payable under this Agreement which may not be enforceable against or recoverable from the Buyer by reason of any legal limitation, disability or incapacity of the Buyer or any other fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from Bure as though the same had been incurred by Bure and Bure were the sole or principal obligor in respect thereof.

8.       Assignment

          No party may assign all or any of its rights, obligations or causes of action arising under or pursuant to this Agreement without the prior written consent of the other party; provided that nothing herein shall prevent the Buyer from (i) charging or assigning all of such rights, obligations or causes of action to an affiliate of the Buyer provided and for so long as it remains an affiliate and provided further that the Buyer shall cause its affiliates to comply fully and timeously with all the Buyer's duties and obligations under this Agreement, (ii) charging or assigning such rights obligations or causes of action pursuant to the tax covenant or warranties. In the event that any affiliate of the Buyer ceases to be such and has had assigned to it all rights under this Agreement, such affiliate shall reassign such rights other than rights pursuant to the tax covenant or warranties (which for the avoidance of doubt may be so reassigned) to the Buyer or another affiliate of the Buyer. This Agreement will be binding on and will continue for the benefit of the parties and their respective successors and assigns. Accordingly references in this Agreement (or any document entered into pursuant to this Agreement) to the relevant party shall, following any such assignment and unless the context otherwise requires, mean the assignee or assignees for the time being.

         The Seller and Magellan agree further that, upon the request of the Buyer or its successors in title or assigns, this Agreement may be novated (in respect of the tax covenant or warranties) in favour of the beneficial owner for the time being of the whole or part of the Shares and the Seller and Magellan shall execute such a novation agreement in such form as the Buyer may reasonably require. If the Seller or Magellan fails to execute any such novation agreement within 20 business days of a request by the Buyer to do so, the Buyer may execute it on behalf of the Seller or Magellan (as the case may be) or both of them and for such purpose each of the Seller and Magellan hereby irrevocably appoints the Buyer as their attorney for the purpose of executing any such Agreement. The Seller and Magellan agree to ratify and confirm any action taken by the Buyer by virtue of this power of attorney.

9.       Miscellaneous

9.1.     Announcement; confidentiality

         (a)      Information of the employees

                  The transactions contemplated by this Agreement shall be announced by the Company to its employees prior to or simultaneously with any press release or public announcement in a form to be agreed upon by the parties.

         (b)      Press release

                  No press release or public announcement of the transactions contemplated by this Agreement shall be made by or on behalf of one party without the prior approval of the other party.

         (c)      Confidentiality

                  The parties agree to keep the terms of this Agreement and any information acquired during the course of the negotiations having led to this Agreement strictly confidential until Closing.

9.2.     Costs

         Each of the parties shall pay its own legal and accountancy costs, charges and expenses connected with the negotiation, preparation and implementation of this Agreement.

9.3.     Amendment; waiver

         Any amendment to this Agreement shall be made in writing. No waiver by any party of any of the provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver. The waiver, by any party hereto, of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach or a waiver of any other provision of this Agreement.

9.4.     General

         9.4.1 Failure or delay by any party in exercising any right or remedy under this Agreement will not in any circumstances operate as a waiver of it, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any such right or remedy.

         9.4.2 The Buyer may release or compromise the liability of or grant time or any other indulgence to, any person who is a party to this Agreement without in any way prejudicing or affecting the liability of any person in respect of any other liability or obligation hereunder.

         9.4.3 Except insofar as the same have been fully performed at Closing, each of the agreements, covenants, obligations, warranties, indemnities and undertakings contained in the Agreement will continue in full force and effect notwithstanding Closing.

         9.4.4 No variation of the Agreement or any other documents to be entered into pursuant to the Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

9.5.     Post Closing Undertakings

         9.5.1 Following Closing, the Buyer undertakes to the Seller and Magellan that:

                  (a) it will use all reasonable endeavours to obtain the release of the Seller, Magellan, any holding company or subsidiary of the Seller or any subsidiary of a holding company of the Seller and any Magellan Affiliate from any guarantees, indemnities, cross indemnities and letters of comfort given to any third party by Magellan and any Magellan Affiliate in respect of the liabilities of the Company which are in force at the date of this Agreement ("Intra-Group Guarantees") to which any of them are party and, pending such release, to indemnify Magellan and any Magellan Affiliates against all amounts paid by any of them to any third party pursuant to any Intra-Group Guarantees in respect of any liability of the Company (and all costs incurred in connection with such liability) whether arising before or after Closing; and

                  (b) save with the prior written consent of Magellan, neither the Buyer nor the Company will use the name "Magellan" or any similar name or names likely to be confused with them.

9.6      Further Assurance

         At any time, each of the parties hereto shall (at its own cost and expense) do and execute or procure to be done and executed all necessary acts, documents and things in a form reasonably satisfactory to the other party reasonably requested of them by the other party to give effect to this Agreement and the transactions contemplated in or by it securing to such other party the full benefit of the rights, powers and remedies conferred upon such other party in this Agreement.

9.7      Invalidity

         Each of the provisions of this Agreement is severable. If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement, but the legality and enforceability of the remainder of this Agreement shall not be affected.

9.8      Entire Agreement

         9.8.1 This Agreement sets out the entire agreement and understanding between the parties in respect of the sale and purchase of the Sale Shares. It is agreed that:-

                  (a) no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement;

                  (b) no party shall have any remedy in respect of misrepresentation or untrue statement made by any other party unless and to the extent that a claim lies for breach of warranty under this Agreement; and

                  (c) this Clause shall not exclude any liability for fraudulent misrepresentation.

9.9.     Counterparts

         The Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

9.10     Interest

         If any party defaults in the payment when due of any sum payable under this Agreement (however determined), the liability of such party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 2 percent above the base rate from time to time of Royal Bank of Scotland Plc.
         Such interest shall accrue from day to day.

9.11     Notices

         9.11.1 Any notice, claim or demand to be given in connection with or under this Agreement shall be in writing and signed by or on behalf of the party giving it.

         9.11.2 A notice may be served by letter; each letter containing such notice shall be left or sent by pre-paid recorded delivery or registered post to:

                  (a) in the case of the Seller, the Seller's solicitors Bourgeois Muller Pidoux & Associes, Montbenon 2, 1003 Lausanne, Switzerland ( the "Seller's Solicitors"), marked for the attention of Oliver Bourgeois and copied to Magellan, marked for the attention of Magellan's General Counsel, sent to the addresses indicated for the Seller and the Seller's Solicitors above; and

                  (b) in the case of the Buyer, at the address stated at the beginning of this Agreement or at such address as may from time to time be notified in writing in accordance with this Clause.

         9.11.3 A notice shall be deemed to have been served in accordance with the provisions contained in Clause 9.11.2.

         9.11.4 Any demand, notice or other communication and any service of process relating to any proceeding, suit or action arising out of or in connection with this Agreement, will be validly given or made to the Seller if given or made to Bourgeois Muller Pidoux & Associes, Attention Oliver Bourgeois Montbenon 2. 1003 Lausanne, Switzerland and copied to Magellan as referred to in Clause 9.11.2. Notice shall be deemed to have been served:

                  (a) if sent by post (unless the contrary is proved) forty-eight hours from the time of posting;

                  (b) if delivered by hand at the address referred to in Clause 9.11.2, at the time of delivery; and

                  (c) in proving such service it shall be sufficient to prove that the notice was properly addressed and was posted in accordance with Clause 9.11.2 or show delivery was made by hand.

                  If a notice would have been delivered outside of normal business hours (being 9:30 a.m to 5:30 p.m. on a Business Day under the preceding provisions of this Clause, it shall be deemed to have been delivered or given at 9:30 a.m. on the next Business Day.

9.12     Remedy, Applicable Law and Jurisdiction

9.12.1 The Seller and Buyer acknowledge and agree in relation to clause 2.2 time is of the essence. The Seller and Buyer also agree that in the event of either party failing to fulfil its obligations to effect all necessary steps to close the transaction on the date and in the manner provided in this Agreement the appropriate remedy in addition to all other remedies available (at law or equity) will be for the other party to apply for a decree of specific performance of this Agreement and in view of the integral relationship between this Agreement and the Charter Medical Agreement such application will be made in the exclusive jurisdiction of the English Courts and such applications will be governed by English law and this Agreement will be construed for all purposes on an application for specific performance as governed by and interpreted in accordance with English law

9.12.2   Restricted Remedy

         Subject to clause 9.12.1 above - The sole and exclusive remedy of any party for any misrepresentation or any breach of a warranty or covenant set forth in or made pursuant to this Agreement shall be a claim for indemnification under and pursuant to this article 5, provided however that the Buyer may in addition to any remedy hereunder rescind this Agreement in case of a breach of any of the warranties set forth in CLAUSE 3.1.11.

9.12.3   Application Law - Arbitration

         Subject to clause 9.12.1 above - This Agreement shall be governed by and interpreted in accordance with Swiss law. Subject to Clause 9.12.1 above, any dispute concerning this Agreement, will be finally settled by arbitration, under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The seat of arbitration will be in Geneva, Switzerland, and the language of the arbitration proceedings, including arguments and briefs, shall be English.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in ... originals as of the date first above written.


CHARTER MEDICAL
INTERNATIONAL, S.A., INC.



By :
    ------------------


MAGELLAN HEALTH SERVICES, INC.,



By:
    ------------------

CMEL HOLDING AB



By:
    ------------------


INVESTMENT AB BURE



By:
    ------------------